EXHIBIT 99.1

Investors and Press Contact:
Kim Nguyen
Hitachi Global Storage Technologies
(408) 717-7589
kim.nguyen@hitachigst.com

Kathy Bayless
Chief Financial Officer
Komag, Incorporated
(408) 576-2000
ir_web@komag.com

HITACHI AND KOMAG EXPAND STRATEGIC SUPPLY RELATIONSHIP            FOR HARD DISK
DRIVE GROWTH

Increased Purchasing Capacity to Give Hitachi Greater Flexibility for 3.5-inch Hard Drive
Growth

SAN JOSE, Calif., April 5, 2006 – Hitachi Global Storage Technologies (Hitachi) and Komag, Incorporated (NASDAQ: KOMG) today announced an expanded strategic supply agreement for 3.5-inch disk media.

This agreement will allow Hitachi to increase its 3.5-inch disk drive production under a Hitachi five-year growth plan. The new agreement is based on the companies’ existing relationship for disk media supply.

“Komag is a key media supplier to Hitachi, and we are pleased to be able to expand our long-standing relationship,” said Bob Holleran, COO, Hitachi Global Storage Technologies. “The relationship we have with suppliers, like Komag, is an important element of Hitachi’s broader 3.5-inch growth plan, and we value the reliability and quality they bring to our products.”

“As one of the world’s largest hard drive manufacturers, Hitachi is a key customer of Komag and we are very happy to be working with Hitachi to expand our capacity to support their media requirements,” said T.H. Tan, CEO of Komag. “We plan on adding some incremental capacity to support Hitachi that is principally geared towards 2007 and beyond.”

Through their collaboration, Hitachi and Komag are committed to meeting and growing worldwide demand for hard disk drives – both for IT and consumer electronic applications.

About Hitachi Global Storage Technologies
Hitachi Global Storage Technologies is a storage technology leader, founded in 2003 through the combination of Hitachi’s and IBM’s hard disk drive businesses. Hitachi GST enables users to fully engage in the digital lifestyle by providing high-value hard drives in formats suitable for the office, on the road and in the home.

With its legacy in hard drive invention, Hitachi GST will lead the industry in celebrating the hard drive’s golden anniversary in 2006. After five decades of innovation, the hard drive has had a profound effect on the computing and consumer electronics industries. That heritage lives on at Hitachi GST through products that define the standard for hard drive miniaturization, capacity, performance and reliability.

With more than 27,000 employees worldwide, Hitachi GST offers a comprehensive range of hard drive products for desktop computers, high-performance servers, notebooks and consumer devices. For more information, please visit the company’s website at http://www.hitachigst.com.

About Hitachi, Ltd.
Hitachi, Ltd., (NYSE: HIT), headquartered in Tokyo, Japan, is a leading global electronics company with approximately 347,000 employees worldwide. Fiscal 2004 (ended March 31, 2005) consolidated sales totaled 9,027.0 billion yen ($84.4 billion). The company offers a wide range of systems, products and services in market sectors including information systems, electronic devices, power and industrial systems, consumer products, materials and financial services. For more information on Hitachi, please visit the company’s website at http://www.hitachi.com.

About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Komag Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent Komag’s current judgment and include, but are not limited to the expectation of Komag’s ability to increase capacity during 2007, and the other factors described in Komag’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.